                                                                   Exhibit 99.2

            American Wagering Announces Sale of Australian Subsidiary

LAS VEGAS, February 2, 2001 - American Wagering, Inc. (OTC Bulletin Board: BETM) today announced the signing of an agreement for the sale of its Mega$ports (ACT) subsidiary in Canberra, Australia. The sale of the Australian operation is the result of a decision by the Nevada Gaming Authorities that the Company divest itself of its Internet operations (refer to prior SEC filings).

The purchaser, Forward Publishing, completed its due diligence process regarding Mega$ports (ACT) on January 31, 2001 and made a $250,000 AUD non-refundable deposit which will remain in trust until the completion of the sale. The completion of the sale is subject to Forward Publishing successfully effecting probity procedures and receiving gaming license approval from the ACT governmental authorities.

In other news regarding the Mega$ports (ACT) operation, American Wagering, Inc. also announces the Nevada Gaming Control Board has given its approval to the first of three possible sixty-day extensions to conclude the divestiture of the subsidiary. The time extension will allow Mega$ports (ACT) to remain in full operation while the purchaser completes the probity and gaming license process.

Commenting on the sale, American Wagering, Inc. Chairman and CEO/COO Victor Salerno said, "We are pleased to have a qualified buyer for the Mega$ports (ACT) subsidiary. The sale will close a chapter with the Nevada Gaming Authorities and foster the Company's long-term plan of focusing on our core domestic business competency. When completed, the sale will also provide additional cash flows and further the return to profitability reported in the previous quarter."

American Wagering, Inc. owns and operates Leroy's Horse and Sports Place, a licensed bookmaker with the largest number of sports book locations in the state of Nevada; Computerized Booking Systems, the dominant supplier of sports equipment and software in Nevada and creator of Mega$ports; and AWI Keno, Inc., a licensed systems operator for inter-casino linked Keno games. The Company also owns and operates an Australian subsidiary which operates Mega$ports on the Internet.

The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of American Wagering Inc.; the occurrence of which involves certain risks and uncertainties, including that American Wagering, Inc. takes financial risks on the outcome of sporting events as a principal betting against the patrons; an increase or decrease in handle is not necessarily indicative of an increase or decrease in revenues or profits. Investors should also examine other uncertainties detailed in American Wagering's filings with the SEC.

Contact:    Tim Lockinger, CFO
            702-735-0101